UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 9, 2009

URBAN BARNS FOODS INC.
(Exact name of registrant as specified in charter)

Nevada
(State or other jurisdiction of incorporation or organization)

333-145897
Commission File Number

Office 404 – 4th Floor, Albany House
324-326 Regent Street
London, UK, W1B 3HH
(Address of principal executive offices)

Registrant’s telephone number, including area code: 702-993-6122

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement

As used in this current report, the terms “we”, “us” and “our” refer to Urban Barns Foods Inc., the registrant, a Nevada company.  References to “Priveco”, refer to Urban Barns Foods Inc., a private company held by three shareholders.

On October 9, 2009, we entered into a share exchange agreement with Priveco, and the shareholders of Priveco. Pursuant to the terms of the share exchange agreement, we agreed to acquire all of the issued and outstanding shares of Priveco’s common stock in exchange for the issuance of 25,000,000 shares of our common stock to the shareholders of Priveco.

Terms and Conditions of the Share Exchange Agreement

The following is a brief description of the terms and conditions of the share exchange agreement that are material to us:

1.	no material adverse change will occur with the business or assets of our company or Priveco since the effective date of the share exchange agreement;

2.	Priveco will have no more than 1,000,000 common share issued and outstanding on the closing date of the share exchange agreement;

3.	our company and Priveco will be reasonably satisfied with their respective due diligence investigation of each other;

4.
Priveco will have delivered to our company audited financial statements for its last two fiscal years and the interim period ended July 31, 2009, prepared in accordance with United States GAAP and audited by an independent auditor registered with the Public Company Accounting Oversight Board in the United States; and

5.	Deniz Hassan, our director and officer, will cancel 20,500,000 shares of our common stock held in his name.

The foregoing description of the share exchange agreement is qualified in its entirety by the contents of the share exchange agreement attached as Exhibit 2.1 to this current report.

Due to conditions precedent to closing, including those set out above, and the risk that these conditions precedent will not be satisfied, there is no assurance that we will complete the share exchange as contemplated in the share exchange agreement.

Item 9.01 Exhibits

(c)	Exhibits. The following exhibits are included as part of this report:

	2.1	Share Exchange Agreement with Urban Barns Foods Inc., dated October 9, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: October 9, 2009	Urban Barns Foods Inc.
(Registrant)

	By:	/s/ Deniz Hassan
Deniz Hassan Director, President and Chief Executive Officer